Exhibit 99.1

CONTACT:	John Van Heel

Chief Executive Officer

(585) 647-6400

Robert Gross

Executive Chairman

(585) 647-6400

Catherine D’Amico

Executive Vice President – Finance

Chief Financial Officer

(585) 647-6400

Investors: Jennifer Milan

Media: Kelly Whitten

FTI Consulting

(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES FIRST QUARTER

FISCAL 2014 FINANCIAL RESULTS

~ First Quarter Sales Up 21.9% to $206.2 Million ~

~ First Quarter Net Income Up 16.6% to $13.6 Million; EPS of $0.42 ~

~ Signs Definitive Agreement for Acquisition of 10 Stores and $18 Million of Annualized Sales ~

~ Revises Estimated Fiscal 2014 EPS Range to $1.58 to $1.70 ~

ROCHESTER, N.Y. – July 25, 2013 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its first quarter ended June 29, 2013.

First Quarter Results

Sales for the first quarter of fiscal 2014 increased 21.9% to $206.2 million as compared to $169.2 million for the first quarter of fiscal 2013. The total sales increase for the first quarter of $37.0 million was due to an increase in sales from new stores, including recently acquired stores of $36.0 million, and a comparable store sales increase of 1.2%. Comparable store sales increased approximately 3% for alignments and 1% for maintenance services and tires, and were flat for exhaust, front end/shocks and brakes.

Gross margin decreased to 38.3% in the first quarter from 40.3% in the prior year quarter, largely due to a sales mix shift to the lower margin tire category related primarily to recently acquired stores. These declines were offset, in part, by lower labor, distribution and occupancy costs as a percentage of sales. Total operating expenses were $55.8 million, or 27.1% of sales, as compared with $48.4 million, or 28.6% of sales, for the same period of the prior year.

Operating income for the quarter increased 17.4% to $23.1 million from $19.7 million in the first quarter of fiscal 2013. Interest expense was $1.8 million as compared to $1.3 million in the first quarter of fiscal 2013.

Net income for the first quarter increased 16.6% to $13.6 million from $11.6 million in the prior year period. Diluted earnings per share for the quarter increased 16.7% to $.42, within the Company’s estimated range of $.42 to $.46. This compares to diluted earnings per share of $.36 in the first quarter of fiscal 2013. Net income for the first quarter reflects an effective tax rate of 36.4% as compared with 36.9% for the prior year period.

The Company added one location and closed three locations during the quarter, ending the quarter with 935 stores.

John Van Heel, President and Chief Executive Officer stated, “Our first quarter performance continues to reflect the volatility associated with the economic environment that has been weighing on our customers, with the positive comparable store sales trends we experienced in April and early May softening in the final six weeks of the quarter. Customers have increasingly turned to Monro to perform the work necessary to maintain and extend the life of their vehicles, as evidenced by a 2% increase in our comparable store oil change traffic for the quarter. However, they continued to defer purchases and trade down from higher cost maintenance and repair purchases, resulting in flat or slightly positive comparable store sales in key categories. While we are disappointed with our comparable store sales increase, our recent acquisitions contributed to earnings and outperformed our plan. Importantly, our focus on leveraging our strong business model to take advantage of increased acquisition opportunities enabled us to increase our market share and deliver strong increases in overall sales and net income despite the tough environment.”

Definitive Acquisition Agreement

Monro Muffler Brake also announced today that it has signed a definitive agreement to acquire 10 Curry’s Auto Service stores. The stores are located in the Washington D.C. metropolitan area, enabling the Company to fill in an existing market. Annual sales for these stores are approximately $18 million, comprised of approximately 80% auto service and 20% tires. The locations will be co-branded as Curry’s/Mr. Tire. Monro plans to retain all store-level employees and the closing is expected to occur in mid-August 2013.

Company Outlook

Based on current visibility and business and economic trends, including flat comparable store sales to-date in July, as well as the pending acquisition, the Company now anticipates an increase in fiscal 2014 comparable store sales in the range of 1% to 3% and is revising its estimated fiscal 2014 diluted earnings per share to a range of $1.58 to $1.70 versus its prior range of $1.65 to $1.80. This compares to diluted earnings per share of $1.32 in fiscal 2013. The revised guidance range represents earnings increases of 20% and 29% at the low and high ends of the range, respectively, and includes slight dilution to earnings from the Curry acquisition. The estimate is based on 32.4 million weighted diluted average shares outstanding. The Company now expects its total sales for the year to be in the range of $840 to $860 million.

For the second quarter of fiscal 2014, the Company anticipates the change in comparable store sales to be in the range of 0% to 2%. The Company expects diluted earnings per share for the second quarter to be between $.41 and $.45, as compared to $.36 for the second quarter of fiscal 2013.

Mr. Van Heel concluded, “While our long-term outlook for our industry and business remain positive, we anticipate that trends may remain choppy for the balance of our second quarter as a result of the economic environment. In this environment, we are actively managing our business, with a focus on driving top-line growth and leverage through acquisitions while aggressively managing costs. However, we continue to anticipate that trends will improve in the second half of fiscal 2014 as customers return to us for purchases that can no longer be delayed and weather trends normalize after two consecutive years of warm winters throughout our markets. As we move through fiscal 2014, we anticipate better performance as sales improve, tire and other costs continue to decline and we more fully integrate our recent acquisitions and benefit from the economies of scale that they provide. We continue to see attractive acquisition opportunities in the marketplace created by the challenging operating environment, which we will continue to pursue in a disciplined manner. We are confident that our long-term strategic plan will deliver increased market share and shareholder returns regardless of the economic or operating environment, as it has over the past 12 years.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 25, 2013 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-211-0193 and using the required pass code 7369586. A replay will be available approximately one hour after the recording through Thursday, August 8, 2013 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through August 8, 2013.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn and Towery’s Tire and Auto Care. The Company currently operates 931 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois, Missouri, Tennessee, Kentucky and Wisconsin. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

Important Information Regarding Forward-Looking Statements

This press release contains forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) and such statements are made pursuant to the Safe Harbor provisions of the PSLRA. When used in this press release, the words “anticipates”, “expects”, “believes”, “contemplates”, “see”, “could”, “estimate”, “intend”, “plan” and variations thereof are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, parts supply restraints or difficulties, industry regulation, litigation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses or the impairment of goodwill, and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 30, 2013.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2013	2012	% Change
Sales	$206,172	$169,175	21.9%
Cost of sales, including distribution and occupancy costs	127,294	101,063	26.0%

Gross profit	78,878	68,112	15.8%
Operating, selling, general and administrative expenses	55,770	48,423	15.2%

Operating income	23,108	19,689	17.4%
Interest expense, net	1,809	1,299	39.4%
Other income, net	(52)	(53)	(.8)%

Income before provision for income taxes	21,351	18,443	15.8%
Provision for income taxes	7,779	6,806	14.3%

Net income	$13,572	$11,637	16.6%

Diluted earnings per share:	$.42	$.36	16.7%

Weighted average number of diluted shares outstanding	32,486	32,164
Number of stores open (at end of quarter)	935	836

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 29,	March 30,
	2013	2013
Current Assets
Cash	$1,441	$1,463
Inventories	115,046	118,210
Other current assets	43,256	46,737

Total current assets	159,743	166,410
Property, plant and equipment, net	270,983	270,858
Other non-current assets	272,887	274,264

Total assets	$703,613	$711,532

Liabilities and Shareholders’ Equity
Current liabilities	$139,019	$136,399
Capital leases and financing obligations	57,163	58,899
Other long-term debt	103,972	127,847
Other long-term liabilities	24,229	23,345

Total liabilities	324,383	346,490
Total shareholders’ equity	379,230	365,042

Total liabilities and shareholders’ equity	$703,613	$711,532